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                                                                    Exhibit 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


June 19, 2002



Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated June 19, 2002 of CSG Systems International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP


Arthur Andersen LLP


Copy to:    Mr. Peter E. Kalan
            Senior Vice-President and Chief Financial Officer
            CSG Systems International, Inc.